Exhibit 99.1

REDWOOD TRUST ANNOUNCES COMPANY UPDATE

MILL VALLEY, CA – Wednesday, March 25, 2020 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced a company update related to the continued market volatility due to the novel coronavirus outbreak.

At close of business on March 24, 2020:

•	Redwood had approximately $300 million in unrestricted cash
•	The company had met all margin calls due
•	Since its last update on March 17, 2020, the company has reduced its short-term security repurchase facilities borrowings, in aggregate, by approximately 50%, inclusive of securities trades scheduled to settle on or prior to March 27, 2020

The novel coronavirus outbreak continues to have a real-time impact on all business sectors. Redwood remains focused on prioritizing liquidity through this period of volatility.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to securities trades scheduled to settle in the future. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com